Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Draft Registration Statement of Cyclacel Pharmaceuticals, Inc. on Form DRS S-1 of our Report of Independent Registered Public Accounting Firm, dated April 2, 2025, on the balance sheet of Cyclacel Pharmaceuticals, Inc. as of December 31, 2024, and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Draft Registration Statement.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

April 9, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com